Deckers Brands Appoints Nelson Chan To Board Of Directors

Latest Board Appointee Brings Strong Operational, Financial and Analytical Skills and Capabilities

GOLETA, Calif., Dec. 17, 2014 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced the appointment of Nelson Chan to the company's board of directors. Mr. Chan has a strong background in operational, financial and analytical management at fast growing organizations and brings valuable corporate governance and strategic insights to the company's board. The Company also announced today that Maureen Conners will step down from the Deckers board at year-end to pursue other activities.

"We are excited to have Nelson join the Deckers' board," said Angel Martinez, president, chief executive officer and chair of the board of directors for Deckers. "He has experience in connecting with consumers in a variety of innovative ways, which will fit exceptionally well with our current Omni-Channel and direct-to-consumer strategies, where the consumer is at the center of everything we do. We look forward to the benefit of his deep management and corporate governance experience, as well as his strategic insights."

"Deckers has created a culture of innovation that has fostered a terrific group of brands and a strong consumer following," said Mr. Chan. "This culture is reflected in the recent opening of the company's two "Innovation Labs" to test the latest Omni-Channel models and merchandising approaches. Building on these kinds of initiatives, I'm looking forward to helping the company to expand on its connection with consumers."

Nelson Chan is chairman of the board of directors of Outerwall, the public company that is behind the well-known Redbox movie and video game rental kiosks and popular Coinstar coin-counting kiosks. He is also Lead Independent Director of Synaptics, a public company that is a leading worldwide developer and supplier of custom-designed human interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. He serves as a member of the board of directors of Affymetrix, a public company that is a leader in the rapidly growing genetic analysis market with the mission to revolutionize how the world benefits from genetic information. Mr. Chan is also chairman of the board of director of several select privately held companies.

Mr. Chan served as chief executive officer of Magellan, a leader in consumer, survey, geographical information system (GPS) and original equipment manufacturer GPS navigation and positioning markets, from 2006 to 2008. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, the worlds' largest supplier of flash branded data storage products, including vice president of global marketing, senior vice president of global sales and marketing and most recently as executive vice president and general manager, consumer business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. He holds a Bachelor of Science degree in electrical and computer engineering from the University of California at Santa Barbara and a Masters of Business Administration degree from Santa Clara University.

"On behalf of our management team and board, I'd like to thank Maureen for her outstanding service to Deckers Brands," continued Mr. Martinez. "Her contributions to our organization over the past eight years have been numerous and we will miss her presence and insightful advice. We wish her the best of luck in all of her future endeavors."

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The company's portfolio of brands includes UGG®, I HEART UGG®, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 136 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

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